Exhibit 16.1

Baker Tilly US, LLP
8219 Leesburg Pike, Ste 800
Tysons, VA 22182-2625
United States of America

T: +1 (703) 923 8300
F: +1 (703) 923 8330

bakertilly.com

January 4, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Presidential Realty Corporation (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8- K dated January 4, 2024 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Baker Tilly US LLP

Baker Tilly US, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.